                            SCHEDULE 14C INFORMATION
                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

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                           orbitTRAVEL.com Corporation
           (Name of small business issuer as specified in its charter)

            Delaware                                    56-1 781650
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

             One Union Square South--Suite 10(J), New York, NY 10003
                    (Address of principal executive offices)

                                  (212-353-8468
                           (Issuer's telephone number)
                              ____________________

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              INFORMATION STATEMENT OF ORBITTRAVEL.COM CORPORATION

             One Union Square South-Suite 10(J), New York, NY 10003

I.      NOTICE OF ACTIONS TAKEN BY WRITTEN CONSENT OF SHAREHOLDERS

        This Information Statement is being furnished on behalf of the Board of
Directors of OrbitTRAVEL.com Corporation ("Orbit"), a Delaware corporation with principal offices at 1 Union Square South--Suite 10J, New York, NY 10003 (the
"Company"). The Company's telephone number is (212) 353-8468.

        This Information Statement is being provided to inform all non-consenting shareholders of the corporate action that was approved by the holders of a majority of the Company's common stock (the "Common Stock"). On July 24, 2002, holders of record of 377,705,815 shares of the Company's Common Stock representing approximately 73% of the Company's 516,032,770 outstanding shares of Common Stock, consented to the Company entering into a settlement agreement in connection with a pending legal action.

        For more information on the action approved by the shareholders, see
"Action Taken Pursuant to the Written Consent" below. This action was approved by holders of more than a majority of the Common Stock outstanding on July 24,
2002 and their written consent shall be effective once proper notice of these actions has been delivered to all non-consenting shareholders.

        The Company is sending this Information Statement to all shareholders of record as of August 1, 2002 ("Record Shareholders") and we will begin mailing these materials on or about August 30, 2000. The effective date for these corporate actions will be September 20, 2002.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

II.     THE ACTION TAKEN PURSUANT TO THE WRITTEN CONSENT

A.      Authorization of an Amendment to the Company's certificate of
                Incorporation increasing the Authorized Capital.

        On July 24, 2002, nine consenting shareholders consented to the Company entering into a Settlement Agreement to settle a legal action entitled "F.
William Guerin on Behalf of Himself and All Other Shareholders of Orbit Network
Inc. vs. Orbit Network Inc., orbitTRAVEL.com Corporation, Joseph R. Cellura and
Does 1-50 Inclusive", Marion County Superior Court, Index No. CV005195. The
action was originally filed in October, 2000.

In connection with the action, the plaintiffs alleged (i) that the defendants improperly caused the removal of the plaintiff as CEO or
        Orbit Network, Inc. ("Orbit Network"); (ii) the defendants took control of certain assets of Orbit Network to which they had no right;
        (iii) the defendants breached an agreement to finance Orbit Network;
        and (iv) the defendants caused Orbit Network to abandon a valuable asset.

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All of the defendants denied the allegations. After the case was pending for almost two years, the Judge assigned to the matter ordered that the parties attempt to mediate. On June 6, 2002, all of the parties met with an assigned mediator and the parties reached a tentative settlement subject to approval by the Company's shareholders.

The settlement reached by mediation provides that the Company assign ownership of seventy percent (70%) of the issued and outstanding shares of orbitTRAVEL.com Inc., a wholly owned subsidiary of the
        Company, to the shareholders of Orbit Network Inc., approximately 250 individuals which includes plaintiff, F. William Guerin. In addition,
        orbitTRAVEL.com Inc. has agreed to assume certain tax liabilities owing and due to the Internal Revenue Service up to a maximum of $1.2 million which management believes can be settled for substantially less. In return for the foregoing and upon the Company meeting all of the conditions of the settlement all of the defendants will be released from any further claims.

The Company's directors concluded that the proposed settlement was in the
        Company's and shareholders' best interest. For the last two years
        orbitTRAVEL.com Inc. has not operated at a profit and the revenues have only been minimal. Additionally, the Company presently lacks sufficient funds to properly promote the Orbit Travel business. The
        Company is hopeful that under new management the Orbit Travel business will become viable and thus the Company will have an opportunity to possibly earn some return from its remaining 30% ownership in the
        Company.

As stated above, on July 24, 2002 nine shareholders representing approximately 73% of the Company's issued and outstanding shares approved the proposed settlement, which will take effect under
        Delaware law on or about September 20, 2002.

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